CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NAUTICUS ROBOTICS, INC. Nauticus Robotics, Inc., (the “Corporation”), a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby files this Certificate of Amendment (this “Certificate of Amendment”) to the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, and certifies as follows: 1. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 18, 2020, an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 14, 2021, and a Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 9, 2022. A Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 18, 2024. A Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 2, 2025. 2. The Second Amended and Restated Certificate of Incorporation, as amended, is hereby amended by adding the following to the end of paragraph (A) of Article Fourth thereof: Upon the filing and effectiveness (the “Third Effective Time”) pursuant to the DGCL of the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as amended, each eight shares of Common Stock issued and outstanding immediately prior to the Third Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock (the “Third Reverse Stock Split”). No fractional shares shall be issued in connection with the Third Reverse Stock Split. Stockholders who, immediately prior to the Third Effective Time, own a number of shares of Common Stock which is not evenly divisible by the exchange ratio set forth above shall, with respect to such fractional interest, be entitled to receive the next highest whole number of shares of Common Stock. Each certificate that immediately prior to the Third Effective Time represented shares of Common Stock or book-entry then outstanding representing shares of Common Stock, shall thereafter represent the number of shares of Common Stock that give effect to the Third Reverse Stock Split; provided, that each person holding of record a stock certificate or certificates that represented shares of Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled under the foregoing, subject to the rounding up of any fractional interests as described in the foregoing.

3. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL. 4. This Certificate of Amendment shall become effective at 8:01 p.m. Eastern Time on April 17, 2026.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on April 16, 2026. NAUTICUS ROBOTICS, INC. By: s/ John W. Gibson, Jr.____________ Name: John W. Gibson, Jr. Title: President & CEO